                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Epoch Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  Delaware                                   91-1311592
           -----------------------                       ------------------
           (State of Incorporation                          (IRS Employer
               or Organization)                          Identification No.)


      1725 220th Street, S.E., No. 104
              Bothell, Washington                               98021
   ----------------------------------------                   ----------
   (Address of Principal Executive Offices)                   (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                  Name of each exchange on which
        to be so registered                  each class is to be registered
        -------------------                  ------------------------------
               None                                  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:



               Warrants (each to purchase one-half of one share of
                     Common Stock par value $0.01 per share)
               ---------------------------------------------------
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        In June 1996, Epoch Pharmaceuticals, Inc. (the "Company") offered to exchange for every two Redeemable Common Stock Purchase Warrants, which were issued in conjunction with the Company's initial public offering in September 1993 at $6.50 per share (the "Public Warrants"), one new warrant to purchase one share of the Common Stock of the Company (the "Exchange Warrants"). The Company issued 1,301,912 Exchange Warrants pursuant to a Warrant Agreement dated April 29, 1997 (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Exchange Warrant Agent"). The following discussion of the material terms and provisions of the Exchange Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which is filed as an Exhibit hereto.

        Each Exchange Warrant entitles the holder to purchase at any time until June 20, 2001 one share of the Company's Common Stock at an exercise price of $2.50 per share. The exercise price of the Exchange Warrants and the number of shares of Common Stock underlying the Exchange Warrants are subject to adjustment for stock splits, stock dividends and similar events. The Exchange Warrants do not contain anti-dilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The Exchange Warrants may be exercised in whole or in part.

        The Company may redeem the Exchange Warrants, in whole but not in part, at the Company's option at any time after 18 months from the date the Exchange Warrants were issued upon not less than 30 days' nor more than 60 days' notice, at a price of $.05 per warrant, providing the market price of the Company's Common Stock has been at least $3.75 for 20 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the Exchange Warrants, the market price of a share of Common Stock on any date would be the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on such date. In the event the Company exercises its right to redeem the Exchange Warrants, such Exchange Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any Exchange Warrant called for redemption is not exercised by such time, it would cease to be exercisable and the holder thereof would be entitled only to the redemption price.

        For a holder to exercise the Exchange Warrants, the Company must have a current registration statement in effect with the Securities and Exchange Commission and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the Exchange Warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification. As long as the Exchange Warrants remain outstanding and exercisable, the Company is required to maintain an effective registration statement with respect to the shares issuable on exercise of the Exchange Warrants. There can be no assurance, however, that such registration statement can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Exchange Warrants are not registered in the state in which a holder resides, the Exchange Warrants will not be exercisable and their value will be impaired.


Item 2. EXHIBITS

        1. Form of Exchange Warrant Agreement.

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                          EPOCH PHARMACEUTICALS, INC.



                                          By: /s/ SANFORD S. ZWEIFACH
                                              ----------------------------------
                                              Sanford S. Zweifach, President and
                                              Chief Financial Officer


                                          Dated: February 16, 1999

                                 EXHIBIT INDEX

EXHIBIT
NUMBER              DESCRIPTION
-------             -----------

  1                 Form of Exchange Warrant Agreement.